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                                       December 31, 1996




Merv L. Adelson
c/o East-West Capital Associates
10900 Wilshire Boulevard,
Suite 750
Los Angeles, California 90024

Dear Mr. Adelson:

    This letter agreement is entered into by and among Faroudja, Inc., a Delaware corporation ("FI"), Faroudja Laboratories, Inc., a California corporation and wholly-owned subsidiary of FI ("FLI") and you to confirm your prior agreement and our understanding that Merv L. Adelson will serve FI and its subsidiary, FLI, as a consultant in the matter of the analysis and implementation of potential strategic alliances ("Proposed Strategic Alliances") in the specific field of television signal enhancement for television, cable TV, satellite TV and digital video disks ("Signal Enhancement") and that Mr. Adelson shall not provide consulting services in the field of Signal Enhancement to any other entity or person, except for Mr. Adelson's activities on behalf of Time Warner or its subsidiaries or controlled affiliates.

    Accordingly, the parties agree as follows:

    1. SERVICES PROVIDED. Mr. Adelson will provide such reasonable assistance (at no cost to Mr. Adelson) and advice as FLI may reasonably request, specifically limited to the following (some of which may have been previously performed during the period from February 9, 1996 to December 31,
1996):

        (a) providing to FLI a list of possible corporate investors, partners, customers, buyers, lenders and joint venturers for FLI's review and reasonable approval (each, a "Proposed Strategic Alliance Partner");

        (b) revising an executive summary regarding FLI's business (based on detailed information supplied by FLI to Mr. Adelson) to be provided to Proposed Strategic Alliance Partners;

        (c) coordinating and making approaches to Proposed Strategic Alliance Partners, after due consultation with FLI as to the prioritization of approaching Proposed Strategic Alliance Partners; and


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        (d)  assisting (at no cost to Mr. Adelson) in the negotiation of the principal terms of the Proposed Strategic Alliance and preparation of all contracts, documents, approvals and related matters necessary to consummate a Proposed Strategic Alliance with a Proposed Strategic Alliance Partner.

    2. COMPENSATION. If FLI consummates a Proposed Strategic Alliance (or a combination of Proposed Strategic Alliances), during the Term of this agreement, as a result of which FLI receives Consideration (as defined below) (in the aggregate) of at least $5,000,000, FI shall immediately grant to Adelson Investors, LLC an additional warrant to purchase from FI at $.15 per share, 65,152 shares of Common Stock of FI, which warrant shall be in the form of Exhibit A attached hereto.

        For purposes of this section, the term "Consideration" shall mean:

        (a) in relation to any product-specific transaction (or combination of transactions), the total of (i) all up-front license payments, PLUS (ii) all payments by the Proposed Strategic Alliance Partner to FLI for research and development PLUS (iii) the net present value of the estimated value of all royalty payments in the seven-year period starting on the date of the launch of each product, using 10% as the discount rate and using FLI's own reasonable sales forecast for each product to estimate the annual royalties payable; or

        (b) in relation to an equity or debt investment (or series of such investments) in FLI, the total cash paid by the Proposed Strategic Alliance Partner(s), PLUS the fair market value of any equity or debt securities or other consideration transferred by the Proposed Strategic Alliance Partner(s) to FLI, PLUS any long-term debt or other obligations of FLI explicitly assumed or refinanced by the approved Strategic Alliance Partner(s) in connection with the Proposed Strategic Alliance; or

        (c) in relation to both an equity or debt investment in FLI and a product-specific transaction, the sum of the amounts calculated pursuant to paragraphs (a) and (b) above; or

        (d) the relationship with the Proposed Strategic Alliance Partner(s) is expected, in the sole determination of the board of directors of FLI, to result in FLI or a subsidiary or affiliate or parent of FLI receiving at least $5,000,000 of revenues (or other consideration or value) attributable to the relationship with the Proposed Strategic Alliance Partner(s).

    3. ELECTION OF DIRECTORS. During the term of this agreement, FI shall use its best efforts to cause Mr. Adelson (or a designee of Mr. Adelson who is reasonably acceptable to the board of directors of FI) (the "First Director"), and, in addition to the First Director, a designee of Mr. Adelson who is reasonably acceptable to the board of directors of FI, to be elected to the board of directors of FI, and, if so elected, the First Director and the designee shall serve, at their discretion, on the board of directors of FI.


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    4.  CERTAIN ADDITIONAL MATTERS.  Notwithstanding anything to the contrary in this agreement, FLI shall have no obligation to consummate any Proposed Strategic Alliance, and FLI and FI shall have no liability or obligation to Mr. Adelson or Adelson Investors, LLC for any failure by FLI to consummate any Proposed Strategic Alliance for any reason. In addition, nothing in this agreement, shall be deemed to authorize Mr. Adelson to commit or bind FLI to enter into any Proposed Strategic Alliance or otherwise to act as FLI's agent or representative.

    5. TERM. Mr. Adelson shall serve as consultant for FI and its subsidiary, FLI, until February 9, 1999 (the "Term").

    6. INDEMNIFICATION. FLI agrees to indemnify and hold harmless Mr. Adelson against and from any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and disbursements and other expenses incurred by Mr. Adelson in connection with the preparation for, or defense of, any claim, action or proceeding, whether or not resulting in any liability) to which Mr. Adelson may become liable arising out of Mr. Adelson's acting for FLI pursuant to this agreement; provided, that, FLI shall not be liable hereunder to the extent any loss, claim, damage, liability or expense is found to have resulted from Mr. Adelson's gross negligence, bad faith or material breach of this agreement.

    The provisions of this section 6 shall remain operative and in full force and effect regardless of any termination of this agreement.

    7.  MISCELLANEOUS

        7.1 GOVERNING LAW. This agreement shall be governed by and construed in accordance with the law of the State of California applicable to agreements made and to be performed wholly in California.

        7.2 ARBITRATION. Any dispute arising under or in connection with this agreement shall be resolved by binding arbitration in Los Angeles, California in accordance with the rules and procedures of the American Arbitration Association by a single neutral arbitrator appointed by the American Arbitration Association or its president. Judgement upon the arbitrator's award may be entered in any court having jurisdiction. Each party shall bear its or his own costs of any arbitration or litigation, including, without limitation, attorneys' fees and expenses, and the costs of the arbitration itself and of the arbitrator shall be borne equally by each party, in each case unless determined otherwise by the arbitrator.

        7.3 ENTIRE AGREEMENT; AMENDMENT. This agreement contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all existing agreements between them with respect to that subject matter, and may not be changed or terminated orally. Any amendment or modification must be in writing and signed by the party to be charged.


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    If you are in agreement with the foregoing, please sign in the space provided below, and the foregoing shall then become a binding agreement among us.

                                       Very truly yours,


                                       FAROUDJA, INC.



                                       By:/s/ Michael Moone
                                          -------------------------------------
                                              Michael Moone,
                                              President and CEO



                                       FAROUDJA LABORATORIES, INC.



                                       By:/s/ Michael Moone
                                          -------------------------------------
                                              Michael Moone,
                                              President and CEO


Agreed and Accepted:



/s/ Merv Adelson
-------------------------------------
Merv Adelson


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